UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2007

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31262

Delaware	01-0609375
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

622 Third Avenue, 37th Floor
New York, NY 10017
(Address of principal executive offices, including zip code)

(212) 885-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 12, 2007, Asbury Automotive Group, Inc. (the "Company") entered into purchase agreements (the "Purchase Agreements") with Goldman, Sachs & Co. and Deutsche Bank Securities Inc. (collectively, the "Initial Purchasers") under which the Company agreed to sell (i) $100 million principal amount of its 3.00% Senior Subordinated Convertible Notes due 2012 (plus up to an additional $15 million principal amount at the option of the Initial Purchasers) (the "Convertible Notes") and (ii) $150 million principal amount of its 7.625% Senior Subordinated Notes due 2017 (the "Senior Subordinated Notes" and, together with the Convertible Notes, the "Notes") in private offerings which are exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Purchase Agreements contemplate the resale by the Purchasers of the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, in each case, at a price equal to 100% of the principal amount of the respective Notes.

The sale of $115 million principal amount of Convertible Notes to the Initial Purchasers was completed on March 16, 2007. The sale of $150 million principal amount of Senior Subordinated Notes was completed on March 26, 2007. The Company's combined net proceeds from the sale of the Notes are estimated to be approximately $257.7 million after deducting the Initial Purchasers' discounts and other expenses.

In connection with the sale of the Notes, the Company entered into convertible note hedge transactions with respect to the Company's common stock, par value $0.01 per share (the "Common Stock"), with Goldman, Sachs & Co. and Deutsche Bank AG, London Branch (collectively, the "counterparties"). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, approximately 3.4 million shares of Common Stock at a strike price of $33.99 per share of Common Stock, which corresponds to the initial conversion price of the Convertible Notes.

The Company also entered into separate warrant transactions whereby the Company sold to the counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 3.4 million shares of Common Stock at a strike price of $45.09 per share of Common Stock. On exercise of the warrants, the Company has the option to deliver cash or Common Stock equal to the difference between the then market price and strike price.

The convertible note hedge and warrant transactions are separate contracts entered into by the Company and each of the counterparties, are not part of the terms of the Convertible Notes and will not affect the holders' rights under the Convertible Notes.    Holders of the Convertible Notes will not have any rights with respect to the convertible note hedge and warrant transactions. The convertible hedge and warrant transactions will generally have the effect of increasing the conversion price of the Convertible Notes to $45.09, which is a 62.50% premium over the market price of the Common Stock at the time of pricing. The convertible note hedge transactions are expected to offset the potential dilution upon conversion of the Convertible Notes in the event that the market value per share of the Common Stock at the time of exercise is greater than the strike price of the convertible note hedge transactions.

The warrant transactions and the underlying shares of Common Stock issuable upon exercise of the warrants have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02.    Unregistered Sales of Equity Securities

The information set forth under Item 2.03 of this Current Report with respect to the Convertible Notes is incorporated herein by reference.

Item 8.01.    Other Events

On March 16, 2007, concurrently with the issuance of the Convertible Notes, the Company paid approximately $36.1 million to purchase 1.3 million shares of Common Stock in privately-negotiated transactions.

On March 26, 2007, the Company issued a press release announcing the completion of its previously announced sale of $150 million principal amount of Senior Subordinated Notes and $115 million principal amount of Convertible Notes. In addition, the Company completed its previously announced tender offer and consent solicitation for its outstanding $250 million aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "9% Notes"). The Company accepted for payment all validly tendered 9% Notes, consisting of $238,092,000 in aggregate principal amount (representing approximately 95.2%) of outstanding 9% Notes. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit No.                Description
99.1                            Press Release dated March 26, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asbury Automotive Group, Inc.

Date: March 30, 2007	By:	/s/ Kenneth B. Gilman
Kenneth B. Gilman
President & Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated March 26, 2007